Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:

Gary Fischer
Chief Financial Officer
(510) 438-4700

Leslie Green
Green Communications Consulting, LLC
leslie@greencommunicationsllc.com

AXT, Inc. Announces Up to RMB 3.67 Billion (Approximately US$545 Million) in Private Equity Financing for Subsidiary Tongmei

FREMONT, Calif., Oct. 28, 2026 -- AXT, Inc. (NasdaqGS: AXTI), a leading manufacturer of compound semiconductor substrates, today announced that its majority-owned subsidiary, Beijing Tongmei Xtal Technology Co., Ltd. (“Tongmei”), has entered into definitive agreements for a private equity financing to fund further expansion of its manufacturing capacity for indium phosphide semiconductor substrates, expansion of its principal business operations, capital expenditures and general working capital. The financing agreements provide for a private equity investment in Tongmei by certain institutional investors of a minimum of RMB 1,912,350,000 (approximately US$285 million) and up to a maximum of RMB 3,668,639,053.25 (approximately US$545 million) (the “Maximum Amount”) in the ordinary shares of Tongmei.

“This strategic financing represents a milestone for Tongmei, which is issuing its own shares to provide RMB directly into its operations,” said Morris Young, chief executive officer of AXT. “Funds raised by Tongmei will be used to advance capacity expansion for indium phosphide wafers at a time when demand for these wafers is outpacing supply. Proceeds will also be used to increase capacity at our raw material companies in China. The lead investor, which is a leading Asia asset manager, has been instrumental in guiding companies through overseas listing process, and is committed to assisting Tongmei’s process to achieve an overseas listing.”

The closing of the financing is subject to a number of customary conditions, including, but not limited to, receipt of required filings from the applicable governmental authorities, and is expected to occur in December 2026. Assuming the Maximum Amount of the investment, AXT expects to maintain control, own approximately 73.40% of Tongmei following the consummation of the transaction and continue to consolidate Tongmei in its financial statements. There can be no assurance that the financing will close.

Additional information regarding the financing, including a summary of the terms of the financing agreements, is included in AXT’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 28, 2026.

About AXT, Inc.

AXT is a material science company that develops and manufactures high-performance compound and single element semiconductor substrate wafers comprising indium phosphide (InP), gallium arsenide (GaAs) and germanium (Ge). The company’s substrate wafers are used when a typical silicon substrate wafer cannot meet the performance requirements of a semiconductor or optoelectronic device. End markets include AI/data center connectivity, 5G infrastructure, passive optical networks, LED lighting, lasers, sensors, power amplifiers for wireless devices and satellite solar cells. AXT’s worldwide headquarters are in Fremont, California where the company maintains sales, administration and customer service functions. AXT has its Asia headquarters in Beijing, China and manufacturing facilities in three separate locations in China. In addition, as part of its supply chain strategy, the company has partial ownership in over ten companies in China producing raw materials for its manufacturing process. For more information, see AXT’s website at https://investors.axt.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. For example, statements regarding the expected closing, timing and amount of the investment in Tongmei, the use of proceeds, demand for indium phosphide wafers, AXT’s expected ownership and consolidation of Tongmei, and a potential initial public offering of Tongmei are forward-looking statements. The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “could,” “would,” “project,” “plan,” “potentially,” “likely,” and similar expressions are intended to identify forward-looking statements. These statements are subject to known and unknown risks, uncertainties and assumptions which could cause actual results to differ materially, including, but not limited to, the satisfaction of closing conditions for the investment, receipt of required approvals and PRC registrations, the investors’ funding of their commitments, market conditions affecting a potential initial public offering, the exercise of redemption rights, the receipt of export permits for the company’s indium phosphide substrates, geopolitical tensions between China and the United States, and other factors described under “Risk Factors” in the company’s Annual Report on Form 10-K, quarterly reports on Form 10-Q and other filings made with the Securities and Exchange Commission. The company does not undertake any obligation to update any forward-looking statement, as a result of new information, future events or otherwise.